Exhibit 99.1

Granite Construction Incorporated Reports Second Quarter 2005 Results

          WATSONVILLE, Calif., July 27 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced its results for the second quarter ended June 30, 2005.  The Company reported net income for the quarter of $15.0 million, or $0.36 per diluted share.  This compares with net income of $13.8 million, or $0.34 per diluted share for the same period last year.  For the six-month period ended June 30, 2005, net income was $6.7 million or $0.16 per share on a diluted basis compared with $4.7 million or $0.11 per share for the same period in 2004.  As previously disclosed, a $9.3 million accrual related to a judgment in a civil lawsuit in Nevada is included in the second quarter 2005 results.

          William G. Dorey, president and chief executive officer, said, “We are pleased with our second quarter results, which reflect the strength of our business in the West.  The Branch Division results, in particular, demonstrate our ability to capitalize on the demand for our construction services and materials in what can be characterized as the healthiest business conditions we have experienced in many years.”

          Commenting on the Company’s outlook, “We believe the current prospects for our Branch Division are very exciting and the long-term prospects for our Heavy Construction Division (HCD) are encouraging.  Based on the strength of the private sector market, along with improved public sector funding, we expect operating income for the Branch Division to exceed that of 2004.  Our second quarter results for HCD, however, highlight our challenge to improve the profitability on our large projects.  We are working diligently to improve large project performance and continue to anticipate these efforts will be reflected in the performance of the division by year end.”

          Operating Results -- Quarter and Year-To-Date
          For the second quarter of 2005, total revenue increased 21.1% to $676.7 million compared with $558.8 million a year ago.  Total gross profit as a percent of revenue for the second quarter 2005 increased to 11.3% compared with 10.7% for the same period last year.  Operating income increased to $29.0 million for the second quarter of 2005 compared with $24.9 million for the second quarter 2004.

          For the six-month period ended June 30, 2005, revenue for the Company totaled $1.1 billion compared with $895.8 million for the same period last year.  Total gross profit as a percent of revenue for the six months ended June 30, 2005 increased to 9.4% compared with 7.9% last year.  Operating income for the six month period increased to $17.1 million compared with $12.4 million for the same period in 2004.

          Total company backlog at June 30, 2005 was $2.5 billion compared with $2.0 billion a year ago. New awards for the second quarter 2005 include a $44.9 million site preparation project in New York, a $23.7 million highway project in Alaska, a $17.3 million paving project in Texas and a $14.2 million highway project in Utah.

          Results by Segment
          HCD revenue for the quarter totaled $276.3 million versus $220.1 million for the same period last year.  HCD backlog increased $474.3 million to $1.9 billion compared with $1.4 billion for the same period last year.  HCD gross profit as a percent of revenue decreased in the quarter to 5.5% compared with 8.3% in the prior period.  This decrease reflects a net reduction of gross profit of approximately $11.0 million resulting from changes in the costs to complete compared with $5.4 million in the second quarter 2004.  As a product of lower gross profit in the quarter, operating income for HCD decreased 22.3% for the second quarter 2005 to $8.0 million compared with $10.3 million in the prior year.

          For the six-month period ended June 30, 2005, HCD revenue totaled $478.2 million compared with $390.2 million for the same period last year.  HCD gross profit as a percent of revenue for the six months ended June 30, 2005 increased to 4.7% compared with 3.8% last year.  HCD operating income for the six month period increased to $6.7 million compared with a loss of $1.0 million for the same period in 2004.

          Branch Division revenue for the quarter totaled $400.4 million, an increase of $61.8 million or 18.2% over the same period in 2004.  Backlog for the Branch Division decreased slightly in the second quarter 2005 to $647.9 million compared with $660.1 million for the second quarter 2004.  Branch Division gross profit as a percent of revenue increased for the second quarter 2005 to 15.4% compared with 12.3% for the second quarter 2004 due to an increase in profitability on our construction work and the sales of our construction materials.  Branch Division operating income increased $6.8 million for the quarter to $30.5 million compared with $23.7 million for the second quarter last year.  Second quarter 2005 operating results for the Branch Division includes the $9.3 million provision for a legal judgment.

          For the six-month period ended June 30, 2005, Branch Division revenue totaled $619.4 million compared with $505.6 million for the same period last year.  Branch Division gross profit as a percent of revenue for the six months ended June 30, 2005 increased to 13.1% compared with 11.1% last year. Operating income for the division increased to $29.5 million for the same period compared with $18.0 million in 2004.

          Second Quarter Conference Call Information
          The Company will host a conference call on Thursday, July 28, 2005, at 11:00 a.m. Eastern time. Investors and other interested parties may access the call live by dialing 800-362-0571, conference identification is “Granite Construction.”  A live Webcast will also be available via the Internet at www.graniteconstruction.com. The conference call will be recorded and available for replay approximately two hours after the call through August 3, 2005. In the U.S. and Canada, dial 888-203-1112. For international listeners, dial 719-457-0820. The pass code for the recording is 3947976. An audio archive of the call will also be available on the Company’s website.

          Granite, a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For more information about the company, please visit their website at www.graniteconstruction.com.

          This press release contains forward-looking statements, such as statements related to the existence of bidding opportunities and economic conditions on the Company’s future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “appears,” “may,” “will,” “should,” “look for,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy. All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release.  Granite undertakes no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

          For further information regarding risks and uncertainties associated with Granite’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Quantitative and Qualitative Disclosures About Market Risk” sections of Granite’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite’s investor relations department at 831-724-1011 or at Granite’s website at www.graniteconstruction.com.

GRANITE CONSTRUCTION INCORPORATED
COMPARATIVE FINANCIAL SUMMARY
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Variance

Operations	2005	2004	Amount	Percent

Revenue	$676,704	$558,754	$117,950	21.1
Gross profit	$76,707	$59,744	$16,963	28.4
Gross profit as a percent of revenue	11.3%	10.7%	0.6%	—
General and administrative expenses	$40,606	$35,914	$(4,692)	(13.1)
G&A expenses as a percent of revenue	6.0%	6.4%	0.4%	—
Provision for legal judgment	$9,300	—	$(9,300)	—
Gain on sales of property and equipment	$2,189	$1,109	$1,080	97.4
Other income (expense)
Interest income	$1,968	$1,317	$651	49.4
Interest expense	$(1,636)	$(1,859)	$223	12.0
Equity in (loss) income of affiliates	$(17)	$2,766	$(2,783)	****
Other, net	$(651)	$(7)	$(644)	****
Total other income (expense)	$(336)	$2,217	$(2,553)	****
Income before provision for income taxes and minority interest	$28,654	$27,156	$1,498	5.5
Minority interest	$(5,480)	$(4,111)	$(1,369)	(33.3)
Net income	$14,954	$13,806	$1,148	8.3
Net income per share:
Basic	$0.37	$0.34	$0.03	8.8
Diluted	$0.36	$0.34	$0.02	5.9
Weighted average shares of common stock:
Basic	40,638	40,417	221	0.5
Diluted	41,212	41,018	194	0.5

	June 30, 2005	Dec. 31, 2004	Variance

Financial Position			Amount	Percent

Working capital	$312,917	$355,927	$(43,010)	(12.1)
Current ratio	1.57	1.76	(0.19)	(10.8)
Long-term debt	$130,427	$148,503	$(18,076)	(12.2)
Total liabilities to equity ratio	1.45	1.32	0.13	9.8
Shareholders’ equity	$549,135	$550,474	$(1,339)	(0.2)
Total assets	$1,347,875	$1,277,954	$69,921	5.5
Book value per common share	$13.16	$13.23	$(0.07)	(0.5)
Backlog	$2,500,307	$2,437,994	$62,313	2.6

	Six Months Ended June 30,		Variance

Operations	2005	2004	Amount	Percent

Revenue	$1,097,638	$895,772	$201,866	22.5
Gross profit	$103,647	$70,428	$33,219	47.2
Gross profit as a percent of revenue	9.4%	7.9%	1.5%	—
General and administrative expenses	$79,476	$72,458	$(7,018)	(9.7)
G&A expenses as a percent of revenue	7.2%	8.1%	0.9%	—
Provision for legal judgment	$9,300	—	$(9,300)	—
Gain on sales of property and equipment	$2,215	$14,439	$(12,224)	(84.7)
Other income (expense)
Interest income	$4,127	$2,715	$1,412	52.0
Interest expense	$(3,667)	$(3,599)	$(68)	(1.9)
Equity in (loss) income of affiliates	$(77)	$2,873	$(2,950)	****
Other, net	$(724)	$95	$(819)	****
Total other income (expense)	$(341)	$2,084	$(2,425)	****
Income before provision for income taxes and minority interest	$16,745	$14,493	$2,252	15.5
Minority interest	$(5,530)	$(4,941)	$(589)	(11.9)
Net income	$6,687	$4,697	$1,990	42.4
Net income per share:
Basic	$0.16	$0.12	$0.04	33.3
Diluted	$0.16	$0.11	$0.05	45.5
Weighted average shares of common stock:
Basic	40,562	40,341	221	0.5
Diluted	41,118	40,919	199	0.5

	June 30,		Variance

Financial Position	2005	2004	Amount	Percent

Working capital	$312,917	$288,732	$24,185	8.4
Current ratio	1.57	1.64	(0.07)	(4.3)
Long-term debt	$130,427	$131,592	$(1,165)	(0.9)
Total liabilities to equity ratio	1.45	1.37	0.08	5.8
Shareholders’ equity	$549,135	$501,733	$47,402	9.4
Total assets	$1,347,875	$1,190,510	$157,365	13.2
Book value per common share	$13.16	$12.06	$1.10	9.1
Backlog	$2,500,307	$2,038,169	$462,138	22.7

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)

	June 30, 2005	December 31, 2004

Assets
Current assets
Cash and cash equivalents	$116,988	$161,627
Short-term marketable securities	60,751	102,237
Accounts receivable, net	498,892	357,842
Costs and estimated earnings in excess of billings	51,233	54,384
Inventories	34,377	31,711
Deferred income taxes	20,947	21,012
Equity in construction joint ventures	21,167	20,895
Other current assets	62,176	75,630
Total current assets	866,531	825,338
Property and equipment, net	397,476	376,197
Long-term marketable securities	23,718	13,828
Investment in affiliates	10,844	10,725
Other assets	49,306	51,866
Total assets	$1,347,875	$1,277,954
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$22,639	$15,861
Accounts payable	256,888	191,782
Billings in excess of costs and estimated earnings	148,161	144,401
Accrued expenses and other current liabilities	125,926	117,367
Total current liabilities	553,614	469,411
Long-term debt	130,427	148,503
Other long-term liabilities	43,044	40,641
Deferred income taxes	44,135	44,135
Minority interest in consolidated subsidiaries	27,520	24,790
Shareholders’ equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding	—	—
Common stock, $0.01 par value, authorized 100,000,000 shares; issued and outstanding 41,714,138 shares in 2005 and 41,612,319 shares in 2004	417	416
Additional paid-in capital	79,603	76,766
Unearned compensation	(13,380)	(10,818)
Retained earnings	480,979	482,635
Accumulated other comprehensive income	1,516	1,475
Total shareholders’ equity	549,135	550,474
Total liabilities and shareholders’ equity	$1,347,875	$1,277,954

GRANITE CONSTRUCTION INCORPORATED
REVENUE AND BACKLOG ANALYSIS
(Unaudited - Dollars In Thousands)

BY MARKET SECTOR

	Revenue

	Three Months Ended June 30,		Variance

	2005	2004	Amount	Percent

Contracts
Federal	$24,528	$37,801	$(13,273)	(35.1)
State	202,006	201,802	204	0.1
Local	239,975	171,594	68,381	39.9
Total public sector	466,509	411,197	55,312	13.5
Private sector	125,620	76,521	49,099	64.2
Aggregate sales	84,575	71,036	13,539	19.1
	$676,704	$558,754	$117,950	21.1

	Backlog

	June 30,		Variance

	2005	2004	Amount	Percent

Contracts
Federal	$99,365	$113,384	$(14,019)	(12.4)
State	995,024	711,242	283,782	39.9
Local	1,156,403	1,002,397	154,006	15.4
Total public sector	2,250,792	1,827,023	423,769	23.2
Private sector	249,515	211,146	38,369	18.2
Aggregate sales	—	—	—	—
	$2,500,307	$2,038,169	$462,138	22.7

BY GEOGRAPHIC AREA

	Revenue

	Three Months Ended June 30,		Variance

	2005	2004	Amount	Percent

California	$259,449	$188,737	$70,712	37.5
West (Excl. CA)	208,847	173,713	35,134	20.2
Midwest	28,457	17,457	11,000	63.0
Northeast	77,700	80,243	(2,543)	(3.2)
South	102,251	98,604	3,647	3.7
	$676,704	$558,754	$117,950	21.1

BY GEOGRAPHIC AREA

	Backlog

	June 30,		Variance

	2005	2004	Amount	Percent

California	$576,783	$322,591	$254,192	78.8
West (Excl. CA)	380,632	442,695	(62,063)	(14.0)
Midwest	85,915	32,507	53,408	****
Northeast	636,723	683,054	(46,331)	(6.8)
South	820,254	557,322	262,932	47.2
	$2,500,307	$2,038,169	$462,138	22.7

**** Represents percentages greater than 100%

SOURCE  Granite Construction Incorporated
          -0-                                                                      07/27/2005
          /CONTACT:  Jacque Underdown of Granite Construction Incorporated,
+1-831-761-4741, or Jacque.Underdown@gcinc.com/
          /Web site:  http://www.graniteconstruction.com   /